Exhibit (a)(1)(A)

MASSEY ENERGY COMPANY

Offer to Exchange

Shares of Common Stock Plus a Cash Payment

for

Each $1,000 Principal Amount of Outstanding

2.25% Convertible Senior Notes due 2024

(the “Convertible Notes”)

(CUSIP Nos. 576203 AE 3 (144A), U5757P AB 1 (Reg. S) and 576203 AF 0 (Registered))

This exchange offer will expire at 5:00 p.m., New York City time, on December 22, 2005, unless extended or earlier terminated by us in our sole discretion (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”).

Massey Energy Company (“Massey,” the “Company,” “we,” “us” or “our”) is offering to exchange shares of its common stock, par value $0.625 per share, plus a cash payment for any and all of its outstanding Convertible Notes, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Exchange, the “Offer Documents”). For each $1,000 in aggregate principal amount of our Convertible Notes, we are offering (1) 29.7619 shares of our common stock and (2) $230.00 in cash, plus accrued and unpaid interest through, but excluding, the date of exchange.

The purpose of the exchange offer is to acquire all of the outstanding Convertible Notes. Under separate offers, we have concurrently commenced (1) an offer to purchase for cash any and all of our outstanding 4.75% Convertible Senior Notes due 2023 and (2) an offer to purchase for cash any and all of our outstanding 6.95% Senior Notes due 2007.

As of November 21, 2005, there is $175.0 million in aggregate principal amount of Convertible Notes outstanding.

We urge you to carefully read the “Risk Factors” section beginning on page 9 before you make any decision regarding the exchange offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

The exchange offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered. The exchange offer is, however, subject to the conditions discussed under “Conditions of the Exchange Offer.”

Our Board of Directors has approved this exchange offer. However, neither we, our Board of Directors, the information agent nor the exchange agent is making any recommendation to the holders as to whether to tender or refrain from tendering all or any portion of the Convertible Notes. Each holder must decide whether to tender Convertible Notes and, if tendering, the amount of Convertible Notes to tender. The holders are urged to review carefully all of the information contained or incorporated by reference in the Offer Documents.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer.

IMPORTANT INFORMATION

Any holder desiring to tender Convertible Notes pursuant to the exchange offer should either: (1) in the case of a beneficial owner whose Convertible Notes are held in book-entry form, request such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee, which we refer to as a custodian, to effect the transaction for such beneficial owner; or (2) in the case of a holder who holds physical certificates evidencing such Convertible Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver that manually signed Letter of Transmittal (or a facsimile thereof) together with the certificates evidencing the Convertible Notes and any other required documents, to Global Bondholder Services Corporation, the exchange agent for the exchange offer. Only registered holders of Convertible Notes are entitled to tender Convertible Notes. A beneficial owner whose Convertible Notes are registered in the name of a custodian must contact such custodian if such beneficial owner desires to tender Convertible Notes with respect to Convertible Notes so registered. See “Procedures for Tendering the Convertible Notes.”

The exchange agent and The Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Convertible Notes to the exchange agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an agent’s message (as defined below) to the exchange agent. Holders desiring to tender their Convertible Notes on or prior to the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such respective date. See “Procedures for Tendering the Convertible Notes.”

Upon the terms and subject to the conditions of the Offer Documents, we hereby offer to exchange with each holder of Convertible Notes that validly tenders (and does not validly withdraw) its Convertible Notes, shares of our common stock, at the rate of 29.7619 shares of our common stock for each $1,000 principal amount of Convertible Notes, on or prior to the Expiration Date (assuming satisfaction or waiver of the exchange offer described below). The exchange of the exchange consideration (plus accrued and unpaid interest from the last interest payment date to, but not including, the date of exchange) for such Convertible Notes validly tendered on or prior to the Expiration Date and accepted for exchange are expected to occur promptly after the Expiration Date on the date of exchange. In the event that the exchange offer is withdrawn or otherwise not completed, the exchange will not occur and we will promptly return tendered Convertible Notes that were not accepted.

Holders who validly tender Convertible Notes pursuant to the exchange offer may withdraw such Convertible Notes at any time on or prior to the Expiration Date, upon compliance with the procedures described herein. Convertible Notes tendered pursuant to the exchange offer may not be validly withdrawn at any time after the Expiration Date, except under limited circumstances. For a withdrawal of a tender to be valid, such revocation and withdrawal must comply with the procedures set forth in “Withdrawal of Tenders and Absence of Appraisal Rights.” Tenders of Convertible Notes may not be validly withdrawn after the Expiration Date, unless we reduce the exchange consideration or are otherwise required by law to permit withdrawal. Under such circumstances, previously tendered Convertible Notes may be validly withdrawn until the expiration of 10 business days after the date that notice of such reduction or requirement is first published or given or sent to holders by us. In addition, tendered Convertible Notes may be validly withdrawn if the exchange offer is terminated without any Convertible Notes being exchanged thereunder. In the event of a

i

termination of the exchange offer, the Convertible Notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

Notwithstanding any other provision of the exchange offer, our obligation to accept for exchange, and to exchange for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the exchange offer, is conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the exchange offer described under “Conditions of the Exchange Offer.”

We expressly reserve the right, in our sole discretion, subject to applicable law, (1) on or prior to the Expiration Date, to terminate the exchange offer and not accept for exchange any Convertible Notes not theretofore accepted for exchange, (2) to waive any and all of the conditions of the exchange offer on or prior to the Expiration Date, (3) to extend the Expiration Date or (4) to amend the terms of the exchange offer, subject to any obligation under applicable law to extend the period of time the exchange offer remains open. The foregoing rights are in addition to our right to delay acceptance for exchange of Convertible Notes tendered under the exchange offer or the exchange for Convertible Notes accepted for exchange in order to comply in whole or in part with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the exchange offer is terminated or withdrawn on or prior to the Expiration Date, the exchange consideration will not be paid or become payable to holders of Convertible Notes who have validly tendered their Convertible Notes in connection with the exchange offer. In any such event, the Convertible Notes previously tendered by a holder of the Convertible Notes pursuant to the exchange offer will be promptly returned to such tendering holders.

See “Purposes, Effects and Plans” and “Material U.S. Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the exchange offer.

This Offer to Exchange does not constitute an offer to exchange Convertible Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” laws. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in any attachments hereto or in our affairs or any of our subsidiaries or affiliates since the date hereof.

ii

iii

SUMMARY

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the exchange offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and the other Offer Documents. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Exchange.

Who is offering to exchange my Convertible Notes for the common stock?

Massey Energy Company, a Delaware corporation (“Massey,” the “Company,” “we,” “us” or “our”), is the issuer of the 2.25% Convertible Senior Notes due 2024 (the “Convertible Notes”) and is offering to exchange the Convertible Notes for shares of its common stock and a cash payment. The mailing address of our principal executive offices is 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800.

What are the securities being sought in the exchange offer?

We are offering to exchange for shares of our common stock and a cash payment, upon the terms and subject to the conditions described in the Offering Documents, any and all of our outstanding $175.0 million in aggregate principal amount of the Convertible Notes validly tendered and not validly withdrawn, as permitted under the terms herein, on or prior to the Expiration Date. See “The Exchange Offer.”

The Convertible Notes were issued pursuant to a Senior Indenture, dated as of May 29, 2003, as supplemented by that certain Second Supplemental Indenture, dated April 7, 2004, between us and Wilmington Trust Company, as trustee, in an original aggregate principal amount of $175.0 million, all of which remains outstanding. We refer to the Senior Indenture, as supplemented by the Second Supplemental Indenture, collectively, as the Indenture. Interest on the Convertible Notes accrues at 2.25% per annum, with such interest payable semi-annually in arrears on each April 1 and October 1 to the holders of record of the Convertible Notes as of the fifteenth day immediately preceding such respective payment date. The terms of the Convertible Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Holders of the Convertible Notes are referred to the Indenture and the Trust Indenture Act for a complete description of the terms governing the Convertible Notes.

What is the consideration for the Convertible Notes in this exchange offer?

For each $1,000 in aggregate principal amount of Convertible Notes that we accept in the exchange offer, you will receive (1) 29.7619 shares of our common stock plus (2) $230.00 in cash, upon the terms and subject to the conditions set forth in this Offer to Exchange. We refer to this consideration as the exchange consideration. In addition to the exchange consideration, holders who validly tender and do not withdraw their Convertible Notes in the exchange offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the date of exchange.

What are the important dates of the exchange offer?

Holders of Convertible Notes should take note of the following dates in connection with the exchange offer:

Date	Calendar Date	Event
Expiration Date	5:00 p.m., New York City time, on December 22, 2005, unless extended by us in our sole discretion.	The last day for holders to tender Convertible Notes pursuant to the exchange offer in order to be eligible to exchange their Convertible Notes for the exchange consideration. In addition, the last day holders may validly withdraw their tendered Convertible Notes, except as described under the caption “Withdrawal of Tenders and Absence of Appraisal Rights.” A valid withdrawal of Convertible Notes will result in such holder not being eligible to exchange his Convertible Notes for the exchange consideration.

Acceptance Date	In respect of Convertible Notes that are validly tendered on or prior to the Expiration Date and not validly withdrawn, we expect this date to be promptly following the Expiration Date, after satisfaction or waiver of the conditions, including the Refinancing Condition.	The date we accept for exchange all Convertible Notes validly tendered and not validly withdrawn. The date we notify the exchange agent that such tendered Convertible Notes are accepted for exchange.

Exchange Date	On or promptly following the Acceptance Date.	The date we will deposit with the exchange agent the shares of our common stock and U.S. dollars necessary to consummate the exchange for the Convertible Notes of each holder whose Convertible Notes (x) were validly tendered on or prior to the Expiration Date and not validly withdrawn and (y) were accepted for exchange.

When does the exchange offer expire?

The exchange offer will expire at 5:00 p.m., New York City time, on December 22, 2005, unless extended or earlier terminated by us in our sole discretion. The term “Expiration Date” means such time and date or, if the exchange offer is extended, the latest time and date to which the exchange offer is so extended. See “Expiration Date; Extension and Termination.”

How and when will I be paid?

If your Convertible Notes are exchanged in the exchange offer, you will receive the exchange consideration after the expiration of the exchange offer period and the acceptance of such Convertible Notes for exchange. We will deposit with the exchange agent shares of our common stock and U.S. dollars. The exchange agent will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. See “Acceptance of Convertible Notes and Exchange of Convertible Notes.”

Holders that validly tender their Convertible Notes shall receive accrued and unpaid interest from the last interest payment date to, but not including, the date of exchange, which is expected to be a date promptly following the Acceptance Date, payable on the date of exchange.

How does the consideration I will receive if I tender my Convertible Notes compare to the payments I would receive on my Convertible Notes if I do not tender?

For each $1,000 in aggregate principal amount of Convertible Notes that we accept in the exchange offer, you will receive (1) 29.7619 shares of our common stock plus (2) $230.00 in cash, plus accrued and unpaid interest through, but excluding, the date of exchange.

If you do not participate in the exchange offer, you will continue to receive semi-annual interest payments on the Convertible Notes at an interest rate of 2.25% per annum.

If you validly tender your Convertible Notes and we accept them for exchange, you will be entitled to receive cash dividends on our common stock if, as and when declared by our Board of Directors on or after the closing date of the exchange offer. Our current dividend policy anticipates the payment of quarterly dividends in the future. We are restricted by our asset-based revolving credit facility and our 6.625% Senior Notes due

2010, which we refer to as the 6.625% Notes, in the amount of dividends we are permitted to pay in any fiscal year. There are no other restrictions, other than those set forth under Delaware law, our state of incorporation, on our ability to declare and pay dividends. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors and will be dependent upon our future earnings, financial condition, and capital requirements as well as the terms of our financing agreements.

What other rights will I lose if I tender my Convertible Notes in the exchange offer?

If you validly tender your Convertible Notes and we accept them for exchange, you would lose the rights of a holder of Convertible Notes, which are described below under “Description of Convertible Notes.” For example you would lose the right to receive semi-annual interest payments on the Convertible Notes at an interest rate of 2.25% per annum. You would also not be entitled to receive any payment or other distribution of assets in the event of our liquidation, dissolution or winding-up until after our obligations to our debt holders, including holders of Convertible Notes, and holders of preferred stock have been satisfied.

How many Convertible Notes will we purchase in all?

We will purchase any and all of our outstanding Convertible Notes, or such lesser principal amount as is validly tendered and not properly withdrawn. See “The Exchange Offer—Principal Amount of Convertible Notes; Price.”

Is there a minimum principal amount of Convertible Notes that must be tendered in order for us to purchase any Convertible Notes?

The exchange offer is not conditioned on any aggregate minimum principal amount of Convertible Notes being tendered. See “The Exchange Offer—Principal Amount of Convertible Notes; Price.”

What are the significant conditions to the exchange offer?

Notwithstanding any other provision of the exchange offer, our obligation to accept for exchange, and to exchange for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the exchange offer, is conditioned upon:

•	the satisfaction of the General Conditions and the Refinancing Condition having occurred or having been waived by us on or prior to the Expiration Date, and

•	our acceptance of the Convertible Notes for purchase pursuant to the exchange offer.

We reserve the right to waive any and all conditions of the exchange offer on or prior to the Expiration Date. See “Conditions of the Exchange Offer.”

Will all of the Convertible Notes I tender in the exchange offer be exchanged for shares of common stock?

We will exchange for all of the Convertible Notes that you validly tender and do not validly withdraw pursuant to the exchange offer.

How do I tender my Convertible Notes?

Any holder desiring to tender Convertible Notes pursuant to the exchange offer should either: (1) in the case of a beneficial owner whose Convertible Notes are held in book-entry form, request such beneficial owner’s custodian to effect the transaction for such beneficial owner; or (2) in the case of a holder who holds physical certificates evidencing such Convertible Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver that manually signed Letter of Transmittal (or a facsimile thereof) together with the certificates evidencing the Convertible Notes and any other required documents, to the exchange agent. Only registered holders of Convertible Notes are entitled to tender Convertible Notes. A beneficial owner whose Convertible Notes are registered in the name of a custodian must contact such custodian if such beneficial owner desires to tender Convertible Notes with DTC’s ATOP procedures for such a transfer. See “Procedures for Tendering the Convertible Notes.”

May I tender only a portion of the Convertible Notes that I hold?

Yes. You do not have to tender all of the Convertible Notes you own to participate in the exchange offer.

Why are we making the exchange offer?

The principal purpose of the exchange offer is to acquire any and all of the outstanding $175.0 million in aggregate principal amount of the Convertible Notes. In addition, in conjunction with this Exchange Offer, under separate offers, we have concurrently commenced (1) an offer to purchase for cash any and all of our outstanding $220.1 million in aggregate principal amount of 6.95% Senior Notes due 2007, which we refer to as the 6.95% Notes, and a consent solicitation related to the indenture governing the 6.95% Notes and (2) an offer to purchase for cash any and all of our outstanding $132.0 million in aggregate principal amount of 4.75% Convertible Senior Notes due 2023, which we refer to as the 4.75% Convertible Notes.

How will we pay for the Convertible Notes?

The total amount of funds required to consummate the exchange offer for the outstanding $175.0 million in aggregate principal amount of the Convertible Notes, to pay all accrued and unpaid interest on such Convertible Notes and to pay all anticipated fees and expenses in connection therewith is expected to be approximately $41.6 million. We intend to offer a minimum of $725.0 million aggregate principal amount of senior notes in a private placement under Rule 144A and Regulation S of the Securities Act, which we refer to as the Notes Offering. We intend to use a portion of the net proceeds of the Notes Offering to fund the purchase of any and all of our 6.95% Notes and our 4.75% Convertible Notes tendered in the concurrent tender offers and the cash payment component of the exchange consideration, as well as all accrued and unpaid interest on the Convertible Notes. If the tender offer for the 6.95% Notes is consummated, we currently intend promptly thereafter to call for redemption, in accordance with the terms of the related indenture, all of the 6.95% Notes that remain outstanding. We will not be required to accept for purchase any tendered 6.95% Notes or 4.75% Convertible Notes, or to pay the purchase price for those notes, if we do not receive sufficient gross proceeds from the consummation of the Notes Offering to pay for the notes tendered. We refer to this condition as the Refinancing Condition. See “Purposes, Effects and Plans—Purposes of the Exchange Offer.”

How long do I have to tender my Convertible Notes in the exchange offer?

You will have until 5:00 p.m., New York City time, on December 22, 2005, the Expiration Date, to decide whether to tender your Convertible Notes in the exchange offer, but we may choose to extend the Expiration Date at any time. We cannot assure you that we will extend the exchange offer or, if we extend the exchange offer, for how long the exchange offer will be extended. See “The Exchange Offer—Principal Amount of Convertible Notes; Price,” “Procedures for Tendering the Convertible Notes” and “Expiration Date; Extension and Termination.”

How will I be notified if the exchange offer is extended?

If we extend the exchange offer, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was scheduled to expire. See “Expiration Date; Extension and Termination.”

Once I have tendered the Convertible Notes, can I change my mind?

Yes. You may withdraw previously tendered Convertible Notes at any time before the Expiration Date. In addition, after the exchange offer expires, if we have not accepted for exchange the Convertible Notes you have tendered, you may withdraw your Convertible Notes at any time after 5:00 p.m., New York City time, on January 20, 2006 (40 business days after the commencement of the Exchange Offer).

To withdraw Convertible Notes previously tendered, you and your custodian or nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate an agent’s message with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes and you must otherwise comply with DTC procedures. See “Withdrawal of Tenders and Absence of Appraisal Rights.”

What is the market value of my Convertible Notes as of a recent date?

There is no established reporting or trading system for the Convertible Notes; however, we believe that the Convertible Notes are currently traded over-the-counter. Trading of the Convertible Notes is monitored by NASD’s TRACE system. As of 4:30 p.m., New York City time, on November 21, 2005, the day preceding the announcement of our intent to launch this exchange offer, approximately $16,000 in aggregate principal amount of Convertible Notes were sold for $1,300.50 per $1,000 principal amount of such Convertible Notes. Additional information with respect to the trading price of the Convertible Notes on NASD’s TRACE system may be found at www.nasdbondinfo.com.

The closing price of our common stock on November 21, 2005 was $38.29 per share. Based on such closing price and the current conversion rate of 29.7619 shares of our common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events), if the Convertible Notes had been convertible into our common stock on such date, any holder who converted $1,000 principal amount of Convertible Notes on that date would have received shares of our common stock with a market value of $1,139.58. If, on the payment date, the price of our common stock is $38.29 then holders who have validly tendered Convertible Notes and have not withdrawn such notes prior to the Expiration Date will receive shares of our common stock with a market value of $1,139.58 and $230.00 in cash, plus accrued and unpaid interest, for each $1,000 in aggregate principal amount of Convertible Notes. Convertibility of the Convertible Notes is contingent on the price of our common stock. As of the date of this offer, the Convertible Notes are convertible into our common stock. See “Purposes, Effects and Plans—Description of Convertible Notes.” You are urged to obtain current market quotations for our common stock. For trading information regarding such securities, you may contact Global Bondholder Services Corporation, the information agent for the exchange offer, at its address and telephone number set forth on the back cover of this Offer to Exchange. See “Market and Trading Information.”

Will the common stock to be issued in the exchange offer be listed for trading?

Yes. The shares of our common stock to be issued in the exchange offer have been approved for listing on the NYSE. Generally, the common stock you receive in the exchange offer will be freely tradeable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. For more information regarding the market for our common stock, see the section of this Offer to Exchange entitled “Market and Trading Information.”

What other rights will I lose if I tender my Convertible Notes in the exchange offer?

If you validly tender your Convertible Notes and we accept them for exchange, you will receive 29.7619 shares of our common stock plus $230.00 in cash for each $1,000 aggregate principal amount of Convertible Notes; however, you will give up all rights and obligations associated with ownership of the Convertible Notes. See “Comparison of Rights between the Convertible Notes and Our Common Stock,” Description of Our Common Stock” and “Description of Convertible Notes.”

If the exchange offer is consummated and I do not participate in the exchange offer how will my rights and obligations under my untendered Convertible Notes be affected?

The rights and obligations under the Convertible Notes that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding principal amount of Convertible Notes will be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Convertible Notes. We do not intend to take any action following the exchange offer to terminate the registration of any of the Convertible Notes that are now registered under the Securities Act. See “Purposes, Effects and Plans—Effects of the Offer on the Market for Convertible Notes; Registration under the Securities Act.”

Will I have to pay brokerage commissions or stock transfer taxes if I tender my Convertible Notes in the Exchange Offer?

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the exchange agent will not need to pay any brokerage commissions to the exchange agent or stock transfer taxes. If you hold Convertible Notes through a broker or bank that is not the exchange agent, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “Procedures for Tendering the Convertible Notes.”

If the exchange agent is instructed in the agent’s message to make the payment for the Convertible Notes to the registered holder, you will not incur any brokerage commissions or stock transfer taxes. See “Acceptance of Convertible Notes and Exchange of Convertible Notes.”

What are the tax consequences of tendering my Convertible Notes in the exchange offer?

Holders of Convertible Notes generally will not recognize gain or loss for U.S. federal income tax purposes as a result of tendering Convertible Notes, except for any gain recognized in connection with the receipt of the cash payment and any cash received in lieu of a fractional share. For a discussion of material federal income tax considerations of the exchange offer applicable to holders of Convertible Notes, see “Material U.S. Federal Income Tax Considerations.”

Are our financial condition and results of operations relevant to your decision to tender in the exchange offer?

Yes. The price of our common stock is closely linked to our financial condition and results of operations. You should read our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and the other documents that we file with the SEC. See “Available Information” and “Documents Incorporated by Reference.”

Will Massey receive any cash proceeds from the exchange offer?

No. Massey will not receive any cash proceeds from the exchange offer.

Who can I talk to if I have questions about the exchange offer?

Global Bondholder Services Corporation is acting as the exchange agent and the information agent for the exchange offer. Any questions or requests for assistance concerning the exchange offer and requests for additional copies of this Offer to Exchange and the Letter of Transmittal or the Indenture may be directed to Global Bondholder Services Corporation at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Beneficial owners may also contact their custodian for assistance concerning the exchange offer.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Offer to Exchange, including the documents incorporated by reference herein, discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

•	our cash flows, results of operations or financial condition;

•	the consummation of acquisition, disposition or financing transactions and the effect thereof on our business;

•	governmental policies and regulatory actions;

•	legal and administrative proceedings, settlements, investigations and claims;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	availability of transportation for our produced coal;

•	expansion of our mining capacity;

•	our ability to manage production costs;

•	market demand for coal, electricity and steel;

•	competition;

•	our relationships with, and other conditions affecting, our customers;

•	employee workforce factors;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	future economic or capital market conditions;

•	our plans and objectives for future operations and expansion or consolidation; and

•	the adequacy and sufficiency of our internal controls.

Any forward-looking statements are subject to the risks and uncertainties that could cause actual cash flows, results of operations, financial condition, liquidity, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from those expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally. These assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including without limitation the risk factors that are discussed in our filings with the Securities and Exchange Commission (the “SEC”).

The Offer Documents contain or incorporate by reference important information that should be read before any decision is made with respect to the exchange offer.

No person has been authorized to give any information or to make any representation in connection with this exchange offer, other than those contained or incorporated by reference in this Offer to Exchange and, if given or made, such information or representation may not be relied upon as having been authorized by Massey or the exchange agent.

RISK FACTORS

Participating in the exchange offer will subject you to certain risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the information contained below and the information incorporated by reference in this Offer to Exchange before deciding to participate in the exchange offer, including the factors listed under (1)(a) “Business Risks,” “Customers and Coal Contracts,” “Competition,” “Environmental, Safety and Health Laws and Regulations” in Item 1, (b) “Legal Proceedings” in Item 3, and (c) “Critical Accounting Estimates and Assumptions,” “Certain Trends and Uncertainties” and elsewhere in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2004, and (2) (a) “Contingencies” in Part I, Item 1, Note 13 and (b) “Legal Proceedings” in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the value of the shares you receive in the exchange offer. The market price of our common stock could fluctuate significantly for various reasons which include:

•	the market’s expectations of our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and other filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

•	changes in general conditions in the U.S. and global economy, financial markets or our industry, including those resulting from war, incidents of terrorism or responses to such events;

•	sales of common stock by our directors and executive officers; and

•	the other factors described in these “Risk Factors.”

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.

We may issue additional shares of our common stock and thereby adversely affect the price of our common stock.

We may sell shares of our common stock in future offerings. We also may issue shares of our common stock to finance future acquisitions. We cannot predict the size of future issuances of shares of our common stock, if any, or the effect that future issuances and sales of shares of our common stock will have on the market price for our common stock. Sales of substantial amounts of our common stock, including shares issued in connection with an acquisition, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Our charter documents and Delaware law may make it harder for others to obtain control of us even though some stockholders might consider such a development favorable, which may adversely affect our stock price.

Our charter documents and Delaware law may delay, inhibit or prevent someone from gaining control of us through a tender offer, business combination, proxy contest or some other method and for you to receive any takeover premium for our common stock even if some of our stockholders might believe a change in control is desirable. See “Description of Our Common Stock—Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Bylaws and Delaware Law.”

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We will pay all fees and expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the Letter of Transmittal, we will pay the transfer taxes, if any, on the exchange of any Convertible Notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2005, on an actual basis and on an as adjusted basis reflecting (1) our pending Notes Offering, (2) the application of the net proceeds of the Notes Offering to fund our offer for, and the resulting redemption of, any and all of our outstanding 6.95% Notes, (3) the application of the net proceeds of the Notes Offering to fund our offer for any and all of our outstanding 4.75% Convertible Notes and (4) the consummation of this exchange offer.

The information set forth below should be read in conjunction with the other information appearing elsewhere or incorporated by reference in this Offer to Exchange and the other Offer Documents.

	As of September 30, 2005
	Actual	As Adjusted (1)
	($ in millions)
Cash and cash equivalents	$245.7 (2)	$409.6	(2)(3)

Short-term debt
Current portion of capital lease obligations	$11.7	$11.7

Total short-term debt	11.7	11.7

Long-term debt
% Senior Notes due 2013	—	725.0
Asset-based revolving credit facility	—	—
6.625% Senior Notes due 2010	335.0	335.0
2.25% Convertible Senior Notes due 2024	175.0	—
6.95% Senior Notes due 2007	220.1	—
4.75% Convertible Senior Notes due 2023	132.0	—
Capital lease obligations	12.7	12.7
Fair market hedge value	(4.9)	(4.9)

Total long-term debt	869.9	1,067.8

Shareholders’ equity
Capital stock
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding Common stock, $0.625 par value, 150,000,000 authorized, 76,914,561 issued and outstanding	48.1	51.4
Additional capital	49.9	221.5
Retained earnings	796.3	579.1	(3)
Unamortized executive stock plan expense	(4.7)	(4.7)

Total shareholders’ equity	889.6	847.3	(3)

Total capitalization	$1,771.2	$1,926.8	(3)

(1)	Assumes that all of the 6.95% Notes are tendered and purchased or otherwise called for redemption, all of the 4.75% Convertible Notes are tendered and purchased and that all of the Convertible Notes are tendered and exchanged.

(2)	Includes $105.0 million of funds pledged as collateral to support outstanding letters of credit.

(3)	Amounts assume a stock price of $38.29, the closing price of our common stock as of November 21, 2005, and as a result of such stock price, that we would have paid, excluding accrued interest, $40.3 million, $281.8 million, and $226.3 million in order to repurchase the Convertible Notes, our 4.75% Convertible Notes and our 6.95% Notes, respectively. In addition, the amounts assume an additional $12.0 million in fees and expenses.

(4)	As adjusted common stock shares outstanding will be 82,122,894.

THE EXCHANGE OFFER

The Offer Documents contain or incorporate by reference important information that should be read carefully before any decision is made with respect to the exchange offer.

Introduction

We are offering, upon the terms and subject to the conditions set forth in the Offer Documents, to exchange shares of our common stock and a cash payment for any and all of the outstanding $175.0 million in aggregate principal amount of the Convertible Notes that are validly tendered (and not validly withdrawn) to the exchange agent on or prior to the Expiration Date. We will accept tenders of Convertible Notes in principal amounts of $1,000 or integral multiples thereof.

In addition, in conjunction with this exchange offer and the Notes Offering, under separate offers, we have concurrently commenced (1) an offer to purchase for cash any and all of our outstanding 6.95% Notes and a consent solicitation related to the indenture governing the 6.95% Notes, which we refer to as the 6.95% Tender Offer, and (2) an offer to purchase for cash any and all of our outstanding 4.75% Convertible Notes, which we refer to as the 4.75% Tender Offer. Both the 6.95% Tender Offer and the 4.75% Tender Offer are contingent upon the Refinancing Condition. In addition, the 4.75% Tender Offer is also contingent upon our acquisition of at least 80% of the outstanding aggregate principal amount of the Convertible Notes.

Description of the Convertible Notes

The Convertible Notes were issued pursuant to a Senior Indenture, dated as of May 29, 2003, as supplemented by that certain Second Supplemental Indenture, dated April 7, 2004, between us and Wilmington Trust Company, as trustee, in an original aggregate principal amount of $175.0 million, all of which remains outstanding. We refer to the Senior Indenture as supplemented by the Second Supplemental Indenture, collectively, as the Indenture. Interest on the Convertible Notes accrues at 2.25% per annum, with such interest payable semi-annually in arrears on each April 1 and October 1 to the holders of record of the Convertible Notes as of the fifteenth day immediately preceding such respective payment date. The terms of the Convertible Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Holders of the Convertible Notes are referred to the Indenture and the Trust Indenture Act for a complete description of the terms governing the Convertible Notes.

Principal Amount of Convertible Notes; Price

General

We are offering to exchange shares of our common stock and a cash payment, upon the terms and subject to the conditions described in the Offering Documents, for any and all of our outstanding $175.0 million in aggregate principal amount of the Convertible Notes validly tendered and not validly withdrawn, as permitted under the terms herein, on or prior to the Expiration Date.

For each $1,000 in aggregate principal amount of Convertible Notes, we are offering (1) 29.7619 shares of our common stock plus (2) $230.00 in cash. In addition to the exchange consideration, holders who validly tender and do not withdraw their Convertible Notes in the exchange offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the date of exchange.

Any Convertible Notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. Convertible Notes accepted in the exchange offer will be retired and cancelled.

Subject to the terms and conditions of the exchange offer as described in the Offer Documents, we will exchange shares of our common stock plus a cash payment for the principal amount of Convertible Notes specified above or such lesser principal amount as is validly tendered and not properly withdrawn in accordance with the procedures set forth under “Withdrawal of Tenders and Absence of Appraisal Rights.” The exchange offer is not conditioned on any minimum principal amount of Convertible Notes being tendered.

All of the Convertible Notes we purchase in the exchange offer will be exchanged for the exchange consideration. The exchange consideration, plus accrued and unpaid interest, will be exchanged on the date of exchange assuming the Convertible Notes are accepted for exchange and the General Conditions and the Refinancing Condition have been satisfied or waived by us on or prior to the Expiration Date. See “Conditions of the Exchange Offer.”

All Convertible Notes validly tendered but not exchanged because the exchange offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the exchange offer.

Holders who validly tender Convertible Notes pursuant to the exchange offer may withdraw such Convertible Notes at any time on or prior to the Expiration Date, upon compliance with the procedures described in “Withdrawal of Tenders and Absence of Appraisal Rights.” Convertible Notes tendered pursuant to the exchange offer may not be withdrawn after the Expiration Date, except under limited circumstances as set forth in “Withdrawal of Tenders and Absence of Appraisal Rights.”

The payment of the exchange consideration for Convertible Notes validly tendered and accepted for payment will be made by our deposit of shares of our common stock and U.S. dollars with the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange consideration from us and transmitting it to holders.

None of our officers or directors owns any of the Convertible Notes.

EXPIRATION DATE; EXTENSION AND TERMINATION

The exchange offer will expire at 5:00 p.m., New York City time, on December 22, 2005, unless extended or earlier terminated by us in our sole discretion. In the event the exchange offer is extended, the term “Expiration Date” with respect to such extended exchange offer shall mean the time and date on which the exchange offer, as so extended shall expire. We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. During any extension of the exchange offer, all Convertible Notes previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms and conditions of the exchange offer, be accepted for exchange by us. Our reservation of the right to delay acceptance for exchange or to delay exchange for Convertible Notes that we have accepted for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to and in accordance with applicable law, to:

•	delay the acceptance for exchange of Convertible Notes;

•	waive any condition (other than those conditions we have identified as conditions we cannot waive) or otherwise amend the terms of the exchange offer in any respect prior to the Expiration Date, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the exchange agent; or

•	terminate or withdraw the exchange offer by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the exchange agent.

Any waiver, amendment or modification of the exchange offer will apply to all Convertible Notes tendered pursuant to the exchange offer. If we make a material change in the terms of the exchange offer or the information concerning the exchange offer or waive a material condition of the exchange offer, we will give oral (to be confirmed in writing) or written notice of such amendment or waiver to the exchange agent and will disseminate additional Offer Documents and will extend the exchange offer to the extent required by law. We reserve the right to terminate the exchange offer on or prior to the Expiration Date. Any such termination will be followed promptly by public announcement thereof. In the event that we terminate the exchange offer, we shall give immediate notice thereof to the exchange agent, and all Convertible Notes theretofore tendered and not accepted for exchange shall be returned promptly to the tendering holders thereof. In the event that the exchange offer is withdrawn or otherwise not completed, the exchange will not occur. See “Withdrawal of Tenders and Absence of Appraisal Rights” and “Conditions of the Exchange Offer.”

If we materially change the terms of the exchange offer or the information concerning such offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	adjust the pricing formula, the minimum price or maximum price,

•	otherwise increase or decrease the exchange consideration for the Convertible Notes, or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the exchange offer must remain open, or will be extended, until at least 10 business days from, and including, the date that notice of any such change is first published, sent or given in the manner described herein. For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of an offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered and not validly withdrawn Convertible Notes.

ACCEPTANCE OF CONVERTIBLE NOTES

AND EXCHANGE OF CONVERTIBLE NOTES

We will issue the exchange consideration, upon the terms of the exchange offer and applicable law, in exchange for Convertible Notes validly tendered in the exchange offer on the Exchange Date. Convertible Notes will be accepted for exchange in the exchange offer only in integral multiples of $1,000.

In all cases, the consideration for the Convertible Notes exchanged pursuant to the exchange offer will be made by deposit of the shares of our common stock and U.S. dollars (including the cash payment and accrued and unpaid interest) by us on the Exchange Date with the exchange agent, which will act as agent for tendering holders for the purpose of receiving the exchange consideration from us and transmitting it to tendering holders. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Convertible Notes or defectively tendered Convertible Notes with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the exchange agent.

We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for Convertible Notes if any of the conditions to the exchange offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “Conditions of the Exchange Offer.” In all cases, payment by the exchange agent to holders or beneficial owners of the exchange consideration and accrued and unpaid interest for Convertible Notes exchanged pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates representing such Convertible Notes or timely confirmation of a book-entry transfer of such Convertible Notes into the exchange agent’s account at DTC pursuant to the procedures set forth under “Procedures for Tendering Convertible Notes,” (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted agent’s message and (3) any other documents required by the Letter of Transmittal. If any tendered Convertible Notes are not exchanged pursuant to the exchange offer for any reason, such Convertible Notes not exchanged will be returned promptly, without expense, to the tendering holder (or, in the case of Convertible Notes tendered by book-entry transfer, such Convertible Notes will be promptly credited to the account maintained at DTC from which Convertible Notes were delivered) after the expiration or termination of the exchange offer.

Holders of Convertible Notes whose Convertible Notes are accepted for exchange pursuant to the exchange offer will be entitled to receive the exchange consideration plus accrued and unpaid interest. Under no circumstances will any additional interest be exchanged because of any delay in the transmission of funds to the holders of exchanged Convertible Notes or otherwise.

Tendering holders of Convertible Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions to the exchange agent or information agent. We will pay or cause to be paid all transfer taxes with respect to the exchange of any Convertible Notes unless the box titled “Special Payment Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the Instructions thereto. We will pay all other charges and expenses in connection with the exchange offer.

Fractional Shares

We will not issue any fractional shares of our common stock in the exchange offer. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), holders participating in the exchange offer will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the Expiration Date of the exchange offer.

PROCEDURES FOR TENDERING THE CONVERTIBLE NOTES

The tender of Convertible Notes pursuant to the exchange offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. Holders who validly tender their Convertible Notes on or prior to the Expiration Date will receive the exchange consideration, plus accrued and unpaid interest through, but excluding, the date of exchange, in accordance with the term and conditions provided in this Offer to Exchange, unless the exchange offer is withdrawn or otherwise not completed in which case the Convertible Notes shall be returned promptly to the tendering holders thereof.

The method of delivery of Convertible Notes and the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent’s message transmitted through ATOP, is at the election and risk of the holder tendering Convertible Notes and delivering the Letter of Transmittal or transmitting an agent’s message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail and return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent on or prior to such date. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. In no event shall the holder send any securities to the information agent, the exchange agent or us.

A defective tender of Convertible Notes (which defect is not waived by us) will not constitute valid delivery of the Convertible Notes and will not entitle the holder thereof to exchange such Convertible Notes for the exchange consideration in accordance with the terms described herein. Any beneficial owner whose Convertible Notes are registered in the name of a custodian or held through the book-entry transfer facility (as defined below) and who wishes to tender its Convertible Notes should contact such holder promptly and instruct such holder to tender its Convertible Notes on such beneficial owner’s behalf.

Tender of Convertible Notes Held through DTC

For a tender of Convertible Notes held of record by DTC to be valid and for a holder to receive payment for Convertible Notes that are tendered the Convertible Notes must be delivered to the exchange agent pursuant to the book-entry delivery procedures described below; and either

1.	the exchange agent must receive from the DTC participant in whose name the Convertible Notes are held at DTC, at the address of the exchange agent set forth on the back cover of this Offer to Exchange, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof); or

2.	an acceptance of the exchange offer must be transmitted to the exchange agent in accordance with DTC’s ATOP procedures;

in each case on or prior to the Expiration Date.

A beneficial owner of Convertible Notes held through a custodian or nominee that is a direct or indirect DTC participant, such as bank, broker, trust company or other financial intermediary, must instruct the custodian or nominee to tender the beneficial owner’s Convertible Notes on behalf of the beneficial owner. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Convertible Notes to the exchange agent in accordance with DTC’s ATOP procedures for such a transfer.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation (as defined below), that states that DTC has received an express acknowledgment from the DTC participant tendering the Convertible Notes that are the subject of such book-entry confirmation that such DTC participant has received and agrees to be bound by the terms of the exchange offer as set forth in this Offer to Exchange and the Letter of Transmittal and that we may enforce such agreement against such participant. Holders desiring to tender their Convertible Notes on or prior to the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

By taking these actions with respect to the exchange offer, you and your custodian or nominee will be deemed to have agreed (1) to the terms and conditions of the exchange offer as set forth in this Offer to Exchange and the related Letter of Transmittal and (2) that we and the exchange agent may enforce the terms and conditions against you and your custodian or nominee.

Tender of Convertible Notes Held in Physical Form

For a holder to validly tender Convertible Notes held in physical form pursuant to the exchange offer, a properly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the exchange agent at its address set forth on the back cover of this Offer to Exchange and either certificates for tendered Convertible Notes must be received by the exchange agent at such address or such Convertible Notes must be transferred pursuant to the procedures for book-entry transfer described above and a confirmation of such book-entry transfer must be received by the exchange agent, in either case, on or prior to the Expiration Date.

The Letter of Transmittal and Notes should be sent only to the exchange agent, and not to us, the exchange agent or to any book-entry transfer facility (as defined below).

The method of delivery of Convertible Notes, the Letter of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Convertible Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Convertible Notes will be accepted.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an “eligible institution”), unless (1) the Letter of Transmittal is signed by the registered holder of the Convertible Notes tendered therewith and an exchange for our common stock is to be made, or if any Convertible Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such holder and neither the “Special Payment Instructions” box nor the “Special Delivery Instructions” box on the Letter of Transmittal has been completed, or (2) such Convertible Notes are tendered for the account of an eligible institution.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Convertible Notes at DTC (the “book-entry transfer facility”) promptly after the date of this Offer to Exchange (to the extent such arrangements have not been made previously by the exchange agent), and any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing as the owner of the Convertible Notes may make book-entry delivery of Convertible Notes by causing the book-entry transfer facility to transfer such Convertible Notes into the exchange agent’s account in accordance with the book-entry transfer facility’s procedures for such transfer. The confirmation of a book-entry transfer of Convertible Notes into the exchange agent’s account at the book-entry transfer facility as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Return of the Convertible Notes in the Event Offer Not Completed

In the event the exchange offer is withdrawn or otherwise not completed, the exchange consideration will not be paid and we will promptly return tendered Convertible Notes that were not accepted.

Backup Withholding and Information Reporting

For a discussion of the material U.S. federal income tax considerations to tendering holders, see “Material U.S. Federal Income Tax Considerations.”

Other Matters

Notwithstanding any other provision hereof, payment for Convertible Notes accepted for payment pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of (1) certificates for, or a timely book-entry confirmation with respect to, such Convertible Notes, (2) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message and (3) any other documents required by the Letter of Transmittal.

Tenders of Convertible Notes pursuant to any of the procedures described above, and acceptance thereof by us for purchase, will constitute a binding agreement between us and the tendering holder of such

Convertible Notes, upon the terms and subject to the conditions of the exchange offer in effect on the date the Convertible Notes are accepted for payment.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed agent’s message or Letter of Transmittal, to the exchange agent is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

Our acceptance for payment of Convertible Notes tendered under the exchange offer will constitute a binding agreement between you and us upon the terms and conditions of the exchange offer described in this and the related documents.

By executing a Letter of Transmittal as set forth above (or by tendering Convertible Notes through book-entry transfer), and subject to and effective upon acceptance for purchase of, and payment for, the Convertible Notes tendered therewith, a tendering holder (1) represents, warrants and agrees that: such tendering holder has received and read a copy of the Offer Documents, understands and agrees to be bound by all the terms and conditions of the exchange offer and has full power and authority to tender such tendering holder’s Convertible Notes; (2) irrevocably sells, assigns and transfers to or upon the order of us all right, title and interest in and to all the Convertible Notes tendered thereby; (3) waives any and all other rights with respect to the Convertible Notes (including, without limitation, the tendering holder’s waiver of any existing or past defaults and their consequences in respect of the Convertible Notes and the Indenture under which the Convertible Notes were issued), (4) releases and discharges us from any and all claims such holder may have now, or may have in the future, arising out of, or related to, the Convertible Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Convertible Notes or to participate in any redemption or defeasance of the Convertible Notes; (5) will, upon our request or the request of the exchange agent, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the Convertible Notes; and (6) irrevocably constitutes and appoints the exchange agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Convertible Notes, or transfer ownership of such Convertible Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Convertible Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the exchange agent will have no rights to, or control over, funds from us, except as agent for the tendering holders, for the exchange consideration exchanged for the Convertible Notes, for any tendered Convertible Notes that are purchased by us).

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Convertible Notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Convertible Notes will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes.

Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Convertible Notes must be cured within such time as we determine, unless waived by us. Tenders of Convertible Notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of the Convertible Notes. Neither we, the exchange agent, the information agent, the Trustee nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Convertible Notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS AND ABSENCE OF APPRAISAL RIGHTS

Holders who validly tender Convertible Notes pursuant to the exchange offer may withdraw such Convertible Notes at any time on or prior to the Expiration Date, upon compliance with the procedures described herein. Convertible Notes tendered pursuant to the exchange offer may not be validly withdrawn after the Expiration Date, except upon limited circumstances. Tenders of Convertible Notes may not be validly withdrawn after the Expiration Date, unless we reduce the exchange consideration or are otherwise required by law to permit withdrawal. Under such circumstances, previously tendered Convertible Notes may be validly withdrawn until the expiration of 10 business days after the date that notice of such reduction or requirement is first published or given or sent to holders by us. In addition, tendered Convertible Notes may be validly withdrawn if the exchange offer is terminated without any Convertible Notes being exchanged thereunder. In the event of a termination of the exchange offer, the Convertible Notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

If the consideration to be paid in the exchange offer is increased or decreased or the principal amount of Convertible Notes subject to the Exchange Offer is decreased, the exchange offer will remain open at least 10 business days from the date we first give notice to holders, by public announcement or otherwise, of such increase or decrease.

In addition, if we have not accepted for exchange the Convertible Notes you have tendered, you may withdraw your Convertible Notes at any time after 5:00 p.m., New York City time, on January 20, 2006 (40 business days after the commencement of the exchange offer).

For a withdrawal of a tender of Convertible Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to 5:00 p.m., New York City time, on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Exchange. Any such notice of withdrawal must (1) specify the name of the person who tendered the Convertible Notes to be withdrawn, (2) contain the description of the Convertible Notes to be withdrawn and the aggregate principal amount represented by such Convertible Notes and (3) be signed by the holder of such Convertible Notes in the same manner as the original signature on the Letter of Transmittal by which such Convertible Notes were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the exchange agent register the transfer of the Convertible Notes into the name of the person withdrawing such Convertible Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Convertible Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected.

Any Convertible Notes validly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer. Validly withdrawn Convertible Notes may be retendered by following the procedures for tendering described elsewhere in this Offer to Exchange at any time on or prior to the Expiration Date.

Withdrawal of Convertible Notes can be accomplished only in accordance with the foregoing procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, and such determination will be final and binding. Neither we, the exchange agent, information agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer unless the withdrawn Convertible Notes are properly re-tendered before the expiration of the exchange offer by following the procedures described under “Procedures for Tendering the Convertible Notes.”

If we extend the exchange offer, are delayed in our acceptance for exchange of Convertible Notes, or are unable to accept for exchange Convertible Notes under the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent, may, subject to applicable law, retain tendered Convertible Notes on our behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

The Convertible Notes are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to holders in connection with the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to exchange for, Convertible Notes tendered pursuant to the exchange offer and may terminate, extend or amend the exchange offer and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Convertible Notes so tendered if at any time on or after the date hereof and on or prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, makes it inadvisable to proceed with the exchange offer or with such acceptance for payment or payment. We will not be required to pay the exchange consideration in connection with the exchange offer unless we shall have accepted the Convertible Notes for exchange pursuant to the exchange offer.

Refinancing Condition. The exchange offer is conditioned upon our raising a minimum of $725.0 million in gross proceeds through the Notes Offering on terms acceptable to us on or prior to the Expiration Date.

General Conditions. In addition, the exchange offer is conditioned upon none of the following having occurred (the “General Conditions”):

(i) there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or of our subsidiaries or our affiliates or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

(ii) there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or of our subsidiaries or our affiliates;

(iii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “Legal Event”) that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

(iv) there shall have occurred or be likely to occur (a) any event affecting our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or of our subsidiaries or our affiliates that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or (b) any Legal Event which in our reasonable judgment, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or of our subsidiaries or our affiliates;

(v) the trustee under the Indenture shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the exchange offer or the acceptance of, or exchange for, the Convertible Notes; or

(vi) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in the U.S. securities or financial markets, (b) any significant change in the price of the Convertible Notes which is adverse to us or any of our affiliates, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) there is (i) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (ii) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (i) or (ii), in our sole judgment, makes it impracticable or inadvisable to proceed with the exchange offer, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time up to the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. All of the conditions to the exchange offer, other than necessary governmental approvals, must be satisfied or waived on or prior to the Expiration Date.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders proper notice of such amendments as may be required by applicable law.

MARKET AND TRADING INFORMATION

The Convertible Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Convertible Notes are traded, prices of the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Convertible Notes.

Our common stock trades on the New York Stock Exchange (“NYSE”), under the symbol “MEE.” The following table sets forth on a per share basis the high and low intra-day prices on the NYSE, based upon published financial sources for our common stock and the dividends declared on each share of common stock for the periods indicated.

For a more detailed discussion of our common stock, see “Description of Our Common Stock.”

	Common Stock Price
	High	Low	Dividend
Fiscal Year ended December 31, 2003
Quarter ended March 31, 2003	$10.85	$7.30	$0.04
Quarter ended June 30, 2003	13.03	9.15	0.04
Quarter ended September 30, 2003	14.20	10.80	0.04
Quarter ended December 31, 2003	21.60	13.25	0.04
Fiscal Year ending December 31, 2004
Quarter ended March 31, 2004	$24.40	$17.99	$0.04
Quarter ending June 30, 2004	28.21	20.79	0.04
Quarter ended September 30, 2004	29.66	24.59	0.04
Quarter ended December 31, 2004	36.96	26.03	0.04
Fiscal Year ending December 31, 2005
Quarter ended March 31, 2005	$46.60	$31.80	$0.04
Quarter ending June 30, 2005	42.15	34.86	0.04
Quarter ended September 30, 2005	57.00	37.76	0.04
Quarter ended December 31, 2005 (through November 21, 2005)	52.59	36.62	0.04

The last reported sale price of our common stock on the NYSE on November 21, 2005 was $38.29.

We urge you to obtain more current market price information for our common stock during the exchange offer period.

On November 21, 2005, there was $175.0 million in aggregate principal amount of Convertible Notes outstanding.

PURPOSES, EFFECTS AND PLANS

Purposes of the Exchange Offer

The principal purposes of the exchange offer is to acquire any and all of the outstanding $175.0 million in aggregate principal amount of the Convertible Notes. We intend to exchange shares of our common stock and a cash payment for Convertible Notes. The total amount of funds required to consummate the exchange offer for the outstanding $175.0 million in aggregate principal amount of the Convertible Notes, to pay all accrued and unpaid interest on such Convertible Notes and to pay all anticipated fees and expenses in connection therewith is expected to be approximately $41.6 million. We will not be required to accept for exchange the Convertible Notes, pursuant to the exchange offer, if we do not consummate the Notes Offering on or prior to the Expiration Date.

Future Purchases

Following completion of the exchange offer, we may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Convertible Notes other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Effects of the Offer on the Market for Convertible Notes; Registration under the Securities Act

Our purchase of Convertible Notes in the offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of our Convertible Notes. We believe the Convertible Notes are currently traded over-the-counter. There can be no assurance that holders of Convertible Notes will be able to find willing buyers for their Convertible Notes after completion of the exchange offer.

To the extent that Convertible Notes are traded, prices for the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Convertible Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Convertible Notes are urged to contact their brokers to obtain the best available information as to current market prices. To the extent that the Convertible Notes are tendered and accepted in the exchange offer, the trading market for such Convertible Notes would become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Convertible Notes not tendered or not purchased may be affected adversely to the extent that the principal amount of Convertible Notes tendered pursuant to the exchange offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of Convertible Notes not tendered or not purchased may attempt to obtain quotations for their Convertible Notes from their brokers; however, there can be no assurance that any trading market will exist for the Convertible Notes following consummation of the exchange offer. The extent of the public market for the Convertible Notes following consummation of the exchange offer will depend upon, among other things, the remaining outstanding principal amount of Convertible Notes after the exchange offer, the number of holders of such Convertible Notes remaining at such time and the interest in maintaining a market in the Convertible Notes on the part of securities firms and other factors. We do not intend to create or sustain a market for any Convertible Notes that remain outstanding following consummation of the exchange offer.

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. All Convertible Notes validly tendered and accepted in the exchange offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Convertible Notes in the Exchange Offer

As consideration for the exchange of the Convertible Notes, we will issue shares of our common stock. We will record as a decrease to stockholders’ equity the fair value of the fees and expenses incurred by us in connection with the exchange offer. The excess of the fair value of our common stock exchanged over the fair value of common stock issuable pursuant to the original conversion terms will be subtracted from net earnings to arrive at net earnings available to common stockholders in the calculation of earnings per share.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of the Convertible Notes to us in the exchange offer. If, however:

•	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of Convertible Notes;

•	the shares of Convertible Notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

•	transfer tax is imposed for any reason other than the exchange of shares of our common stock for shares of Convertible Notes in connection with the exchange offer then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

COMPARISON OF RIGHTS BETWEEN

THE CONVERTIBLE NOTES AND OUR COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of Convertible Notes and holders of shares of our common stock. The following description is not complete and is subject to, and qualified in its entirety by reference to, the Indenture, Delaware law and the terms and provisions of our restated certificate of incorporation and bylaws. We urge you to read the Indenture and our restated articles of incorporation and bylaws for a more complete understanding of the differences of being a holder of Convertible Notes and a holder of shares of our common stock.

Governing Document

As a holder of Convertible Notes, your rights are currently set forth in, and you may enforce your rights under, the Indenture. After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Delaware law and our restated certificate of incorporation and bylaws.

Interest and Dividends

The Convertible Notes bear interest at a rate of 2.25% per annum. Interest is payable semi-annually in arrears on April 1 and October 1 of each year.

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. Our current dividend policy anticipates the payment of quarterly dividends in the future. We are restricted by our asset-based revolving credit facility and our 6.625% Notes in the amount of dividends we are permitted to pay in any fiscal year. There are no other restrictions, other than those set forth under Delaware law, our state of incorporation, on our ability to declare and pay dividends. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors and will be dependent upon our future earnings, financial condition, and capital requirements as well as the terms of our financing agreements.

Ranking

The Convertible Notes rank senior in right of payment to all of our existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Convertible Notes and pari passu in right of payment with all of our existing and future unsecured obligations that are not so subordinated. In the event of our liquidation, dissolution or winding-up, our common stock would rank below all of our indebtedness, including the Convertible Notes, and all preferred stock that may be outstanding. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets in the event of our liquidation, dissolution or winding-up until after our obligations to our debt holders, including holders of Convertible Notes, and holders of preferred stock have been satisfied.

Guarantees

Our obligations under the Convertible Notes are guaranteed by substantially all of our subsidiaries other than certain subsidiaries that we have elected to treat as unrestricted subsidiaries. Our common stock is not guaranteed by any of our subsidiaries.

Conversion Rights

Subject to certain conditions, holders of Convertible Notes may elect to convert their Convertible Notes into shares of our common stock initially at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events) under the following circumstances:

•	during any calendar quarter (and only during such calendar quarter), if the last reported sale price of our common stock on the NYSE composite tape for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock;

•	if we call the Convertible Notes for redemption;

•	if we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our Board of Directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution;

•	if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities; or

•

during any period that (a) the long-term credit rating assigned to the Convertible Notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is lower than B2 and B, respectively, (b) both Moody’s and Standard & Poor’s no longer rate the Convertible Notes or have withdrawn their ratings with respect to the Convertible Notes, or (c) either Moody’s or Standard &

Poor’s no longer rate the Convertible Notes or have withdrawn or suspended such rating and the remaining rating is lower than B2 or B, as applicable.

Holders of our common stock have no conversion or exchange rights.

Repurchase Rights

Holders of Convertible Notes have the right to require us to purchase all or a portion of their Convertible Notes on April 1, 2011, April 1, 2014 and April 1, 2019 at a purchase price in cash equal to 100% of the principal amount of the Convertible Notes to be purchased plus any accrued and unpaid interest to but excluding the purchase date.

In addition, if we undergo a Fundamental Change (as defined in “Description of Convertible Notes—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder”) at any time prior to April 1, 2011, holders of Convertible Notes have the right, at their option, to require us to purchase any or all of their Convertible Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the Convertible Notes to be purchased plus accrued and unpaid interest to but excluding the Fundamental Change purchase date. If a Fundamental Change occurs on or after April 1, 2011, no holder will have a right to require us to purchase any Convertible Notes.

Holders of our common stock have no repurchase rights.

Listing

The Convertible Notes are not listed on any national or regional securities exchange or reported on a national quotation system. Our common stock trades on the NYSE under the symbol “MEE.”

Voting Rights

Generally, holders of Convertible Notes only have voting rights with respect to certain amendments or supplements of the Indenture and the Convertible Notes and with respect to waivers of defaults or compliance by us with provisions of the Indenture.

Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders, except the election of directors as to which our restated certificate of incorporation grants cumulative voting rights to stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power.

DESCRIPTION OF OUR COMMON STOCK

We are incorporated in Delaware. The rights of our stockholders are governed by Delaware law and our restated certificate of incorporation and bylaws. The following briefly summarizes the provisions of Delaware law, our restated certificate of incorporation and bylaws that would be important to holders of our common stock. The following description is not complete and is subject to, and qualified in its entirety by reference to, Delaware law and the terms and provisions of our restated certificate of incorporation and bylaws. We urge you to read our restated articles of incorporation and bylaws.

General

Our restated certificate of incorporation authorizes the issuance of 150 million shares of common stock, $0.625 par value per share. As of October 31, 2005, there were 76,911,439 shares of common stock issued and outstanding, which were held by 7,867 stockholders of record. Our restated certificate of incorporation also authorizes the issuance of 20 million shares of preferred stock. As of the date hereof, there were no shares of our preferred stock outstanding.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders, except the election of directors as to which our restated certificate of incorporation grants cumulative voting rights to stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power.

Under our bylaws, stockholder action is effective upon majority vote. However, an affirmative vote of the holders of at least 80% of the voting power of our outstanding shares is required for the approval of any proposal to amend or repeal our bylaws or to:

•	merge or consolidate with another corporation that, together with its affiliates, beneficially owns more than 5% of the voting power of our outstanding shares (such other corporation and its affiliates referred to as a “related corporation”);

•	sell or exchange all or substantially all of our assets or business to or with a related corporation; or

•	issue or deliver any stock or other securities in exchange or payment for any assets or property of, or securities issued by, a related corporation;

unless such actions are approved by our Board before the acquisition by the related corporation of beneficial ownership of more than 5% of the voting power of our outstanding shares.

Furthermore, the affirmative vote of the holders of at least 80% of the voting power of our outstanding shares must approve changes to provisions in our restated certificate of incorporation relating to:

•	amendment of our restated certificate of incorporation or bylaws;

•	classification of our Board;

•	prohibition of stockholder action without a meeting;

•	cumulative voting;

•	vote required for certain extraordinary transactions with related corporations; and

•	appraisal rights.

Dividend Rights; Rights upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our Board and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up.

Classification of Our Board

Our Board is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our directors are elected each year. We believe that a classified board of directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board because a majority of the directors at any given time will have prior experience as our directors. This provision should also help to ensure that, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock we will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all of our stockholders.

A classified Board could prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board until the second annual stockholders meeting following the date the third party obtains the controlling stock interest. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Miscellaneous

Holders of our common stock have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us, and the holders of our common stock will not be liable for any of our liabilities.

Our common stock is listed on the NYSE under the symbol “MEE.”

Anti-Takeover Provisions of our Restated Certificate of Incorporation and Bylaws and Delaware Law

General

Our restated certificate of incorporation, bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of impeding the acquisition of control of Massey Energy by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our stockholders.

Restated Certificate of Incorporation and Bylaw Provisions

Preferred Stock. Under our restated certificate of incorporation, our Board has the authority, without further stockholder approval, to issue preferred stock in series and to fix the designations, voting power, preferences and rights of the shares of each series and any qualifications, limitations or restrictions with respect to that series. Under this authority, our Board could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Massey Energy without any further action by our stockholders.

Other Provisions. Other provisions of our restated certificate of incorporation and bylaws that may make replacing our board more difficult include:

•	80% supermajority voting requirements to approve certain extraordinary corporate transactions or certain amendments to our restated certificate of incorporation and bylaws;

•	classification of our Board;

•	prohibition on stockholders calling a meeting or acting by written consent;

•	requirements for advance notice for raising business or making nominations at stockholder meetings; and

•	ability of our Board to increase the size of the Board and fill vacancies on the Board.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit us from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•	before the date that the person became an interested stockholder, our Board approved the transaction or business combination that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

•	on or after the date that the person became an interested stockholder, the business combination is approved by our Board and by the holders of at least 66 2/3% of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our outstanding voting stock.

Limitation of Liability and Indemnification Matters

Our restated certificate of incorporation requires that our directors and officers be indemnified to the maximum extent permitted by Delaware law. Our restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers under the foregoing provisions, we have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF CONVERTIBLE NOTES

General

The following briefly summarizes the material provisions of the Indenture and the Convertible Notes. Because this is only a summary, it is not complete and does not describe every aspect of the Indenture and the Convertible Notes. You must look to the Indenture for the most complete description of what we describe in summary form below. With respect to this section only, the term “notes” shall mean the Convertible Notes.

The notes will mature on April 1, 2024 unless earlier converted, redeemed or purchased. The notes were initially offered to investors at a price of $1,000 per note. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your notes into shares of our common stock initially at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of $33.60 per share of common stock based on the issue price of the notes. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, you will receive only shares of our common stock and a cash payment to account for fractional shares.

If any interest payment date, maturity date, redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date (including upon the occurrence of a Fundamental Change), as the case may be, to the date of that payment on the next succeeding business day.

Ranking

The notes are our general unsecured obligations. The notes rank senior in right of payment to all of our existing and future obligations that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all of our existing and future unsecured obligations that are not so subordinated. Each note guarantee (as defined below) is a general unsecured obligation of the guarantor thereof and rank senior in right of payment to all existing and future obligations of such guarantor that are, by their terms, expressly subordinated in right of payment to such note guarantee and pari passu in right of payment with all existing and future unsecured obligations of such guarantor that are not so subordinated.

The notes and each note guarantee are effectively subordinated to our secured indebtedness and the applicable guarantor to the extent of the value of the assets securing such indebtedness.

The notes and each note guarantee are also effectively subordinated to all existing and future obligations, including indebtedness, of any of our and each guarantor’s subsidiaries that are not guarantors. Claims of creditors of these subsidiaries, including trade creditors, will generally have priority as to the assets of these subsidiaries over claims by us and such guarantors and the holders of our indebtedness, including the notes and note guarantees.

The Indenture does not limit the amount of additional secured indebtedness that we and our subsidiaries may incur, and the amount of this indebtedness could be substantial.

Guarantees

Our obligations under the notes and the Indenture are guaranteed (each, a “note guarantee”) by substantially all of our subsidiaries other than any unrestricted subsidiaries under the Indenture governing the 6.625% Notes (the “6.625% Senior Notes Indenture”). In addition, certain future subsidiaries will not be required to become guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us or to their guarantor parents. Revenues generated by the guarantors constitute substantially all of our revenues and assets held by the guarantors constitute substantially all of our consolidated assets.

The obligations of each subsidiary guarantor under its note guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its note guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of any such subsidiary guarantor under its note guarantee not constituting a fraudulent conveyance, fraudulent transfer or similarly avoidable transaction under U.S. federal or state law. Each subsidiary guarantor that makes a payment or distribution under its note guarantee is entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on adjusted net assets of each subsidiary guarantor.

In the event of a sale or other disposition of all of the assets of any subsidiary guarantor, by way of merger, amalgamation, consolidation, plan of arrangement or otherwise, or a sale or other disposition of all the equity interests of any subsidiary guarantor then held by us and our subsidiaries, then that subsidiary guarantor will be released and relieved of any obligations under its note guarantee. In addition, the Indenture provides that any subsidiary guarantor that is designated as an unrestricted subsidiary under the 6.625% Senior Notes Indenture or that otherwise ceases to be a subsidiary guarantor, in each case in accordance with the provisions of the Indenture, will be released from its note guarantee upon effectiveness of such designation or when it first ceases to be a subsidiary, as the case may be.

Additional Note Guarantees

If any subsidiary (other than an unrestricted subsidiary under the 6.625% Senior Notes Indenture) that is not a guarantor incurs any indebtedness (other than indebtedness owing to us or another subsidiary (other than an unrestricted subsidiary under the 6.625% Senior Notes Indenture)), including any guarantee of any of our or our subsidiary’s indebtedness (other than a guarantee of indebtedness owing to us or our subsidiary (other than an unrestricted subsidiary under the 6.625% Senior Notes Indenture)), then we shall cause such subsidiary to:

•	execute and deliver to the trustee a supplemental Indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall issue a note guarantee; and

•	deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental Indenture and note guarantee have been duly authorized, executed and delivered by such subsidiary and constitute legal, valid, binding and enforceable obligations of such subsidiary.

Thereafter, such subsidiary shall be a guarantor for all purposes of the Indenture. We may cause any other subsidiary of ours to issue a note guarantee and become a guarantor. At any time the indebtedness or guarantee of indebtedness referred to above is repaid or released without further obligation by such subsidiary, such subsidiary need no longer be a guarantor for purposes of this covenant, and the trustee shall promptly execute such documents and instrument as we or such subsidiary may request to evidence the termination of the notes guarantee.

We and our subsidiaries shall not be required to comply with the provisions of this covenant during any Suspension Period.

“Suspension Period” means any period in which the notes are rated Investment Grade by both Rating Agencies and no Default has occurred and is continuing under the Indenture.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means S&P and Moody’s.

“Default” means (1) any event of default under the Indenture or (2) any event, act or condition that, after notice or the passage of time or both, would be an event of default.

Interest

The notes bear interest at a rate of 2.25% per annum. Interest is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2004.

Interest is paid to the person in whose name each note is registered at the close of business on the fifteenth calendar day immediately preceding each semi-annual interest payment date (whether or not a business day); provided, however, interest payable upon redemption or purchase by us will be paid to the person to whom principal is payable, unless the redemption date or purchase date, as the case may be, is an interest payment date. Interest is calculated on the basis of a 360-day year, consisting of twelve 30-day months, and accrues from April 7, 2004 or from the most recent interest payment date to which interest has been paid or duly provided for.

Optional Redemption

No sinking fund is provided for the notes. Prior to April 6, 2011, the notes are not be redeemable. On or after April 6, 2011, we may redeem for cash all or part of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to but excluding the redemption date. We will provide not less than 30 nor more than 60 days notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

Conversion Rights

Subject to the conditions and during the periods described below, holders may convert each of their notes into shares of our common stock initially at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $33.60 per share of common stock based on the issue price per note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will satisfy our obligation to pay the note. The trustee will initially act as the conversion agent.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

If a holder has already delivered a purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the Indenture.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note.

Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity in only the following circumstances.

Conversion upon Satisfaction of Sale Price Condition

A holder may surrender any of its notes for conversion into shares of our common stock in any calendar quarter after the quarter ending June 30, 2004 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion upon Credit Ratings Event

After the earlier of (a) the date the notes are rated by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and (b) June 30, 2004, you may surrender your notes for conversion into our common stock prior to maturity during any period in which (1) the long-term credit rating assigned to the notes by both Moody’s and Standard & Poor’s is lower than B2 and B, respectively, (2) both Moody’s and Standard & Poor’s no longer rate the notes or have withdrawn their ratings with respect to the notes, or (3) either Moody’s or Standard & Poor’s no longer rate the notes or have withdrawn or suspended such rating and the remaining rating is lower than B2 or B, as applicable. References to Moody’s and Standard & Poor’s shall include any successors to these entities.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes into our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the Indenture.

Conversion upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined under “—Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder,” a holder can require us to purchase all or a portion of its notes.

Conversion Rate Adjustments

The conversion rate is subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	the payment of dividends, or distributions, of common stock on common stock;

(2)	the issuance to all holders of common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days from the date of issuance of the rights, warrants or options to subscribe for or purchase common stock at less than the current market price thereof;

(3)	subdivisions, splits and combinations of common stock;

(4)	distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted;

(5)	any distribution by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend on our common stock in any quarterly period does not exceed $0.04 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) (the “dividend threshold amount”), in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, whose numerator will be the average closing sale price of our common stock for the five consecutive trading days immediately prior to the record date of the cash distribution and whose denominator will be the same price per share of common stock as used in the numerator minus the amount per share of such dividend increase (as defined below) or distribution.

If an adjustment is required to be made under this clause as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the “dividend increase”). If an adjustment is otherwise required to be made under this clause, the adjustment would be based upon the full amount of the distribution; or

(6)	the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock which involves an aggregate consideration that, together with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and

(b) the aggregate amount of any all-cash distributions to all holders of shares of common stock within the preceding 12 months, exceeds the product of $0.16 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the expiration of the tender or exchange offer.

In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of notes at least 15 days notice of such an increase in the conversion rate.

The “current market price” per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question (including upon the occurrence of a Fundamental Change) and the day before the “ex-dividend trading” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex-dividend trading,” when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.

No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

Purchase of Notes by Us at the Option of Holder

Holders have the right to require us to purchase all or a portion of their notes on April 1, 2011, April 1, 2014 and April 1, 2019 (each, a “purchase date”) at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to but excluding the purchase date. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, we may not have funds sufficient to purchase the notes when we are required to do so.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things, the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the Indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures. You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder

If a Fundamental Change (as defined below in this section) occurs at any time prior to April 1, 2011, you have the right, at your option, to require us to purchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the Fundamental Change purchase date. If a Fundamental Change occurs on or after April 1, 2011, no holder will have a right to require us to purchase any notes.

A “Fundamental Change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors; or

•	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change.

A Fundamental Change will not be deemed to have occurred in respect of either of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the notes immediately before the Fundamental Change or the public announcement thereof, or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations, or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Fundamental Change;

•	the date of the Fundamental Change;

•	the last date on which a holder may exercise the purchase right;

•	the Fundamental Change purchase price;

•	the Fundamental Change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	the notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the Indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver prior to the close of business on the business day immediately preceding the purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the Indenture.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

We will be required to purchase the notes no later than 35 days after the date of our notice of the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law. You will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the notes on the business day following the Fundamental Change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the notes).

The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

At the option of the holders, no notes may be purchased upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the notes.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. If we fail to purchase the notes when required following a Fundamental Change, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Mergers and Sales of Assets

We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

•	we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person or group of affiliated persons to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the notes and the Indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the Indenture.

If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation shall succeed to and be substituted for us, and may exercise our rights and powers under the Indenture, and after any such contemplated transaction, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the notes.

Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions occurring prior to April 1, 2011 could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

•	default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of principal of or any premium on any note when it becomes due and payable;

•	failure to pay when due any interest on any note that continues for 60 days;

•	default in our obligation to purchase notes upon the occurrence of a Fundamental Change or exercise by a holder of its option to require us to purchase such holder’s notes;

•	default in our obligation to redeem notes after we have exercised our redemption option;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in the performance, or breach, of any covenant or warranty of ours or of any guarantor in the Indenture and continuance of such default or breach for a period of 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

•	a default under any debt by us or any subsidiary of ours that results in the acceleration of the maturity of such debt or failure to pay any such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25 million or its foreign currency equivalent at the time and such debt is not discharged or the acceleration is not annulled within seven days of written notice of acceleration;

•	any note guarantee of any Significant Subsidiary (as defined below) ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid by a court of competent jurisdiction or any such guarantor denies in writing its liability under its note guarantee (other than by reason of release of any such guarantor from its note guarantee in accordance with the terms of the Indenture and the note guarantee); and

•	certain events of bankruptcy, insolvency and reorganization (each, a “bankruptcy event”).

“Significant Subsidiary” means (1) any guarantor that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any guarantor that, when aggregated with all other guarantors that are not otherwise Significant Subsidiaries and as to which any bankruptcy event has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and liquidated damages, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and liquidated damages, if any, will become immediately due and payable, notwithstanding anything contained in the Indenture or the notes to the contrary. If any event of default specified in the last bullet point above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If a default or event of default occurs and is continuing and is known to the trustee, the Indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or liquidated damages, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, interest and liquidated damages, if any, on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the Indenture and its consequences, except default in the payment of principal of, or interest on the notes (other than the non-payment of principal of, interest and liquidated damages, if any, and interest on the notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of all holders of notes.

We are required to deliver to the trustee annually a statement regarding compliance with the Indenture and are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each holder affected, an amendment or waiver may not:

•	reduce the percentage of the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note;

•	reduce the rate of or change the time for payment of interest on any notes;

•	waive a default or event of default in the payment of principal of or interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the Indenture and the notes;

•	make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or liquidated damages, if any, on the notes;

•	except as permitted by the Indenture, increase the conversion price or modify the provisions of the Indenture relating to conversion of the notes in a manner adverse to the holders;

•	make any change to the abilities of holders of notes to enforce their rights under the Indenture or the foregoing provisions or this provision;

•	reduce the redemption price, purchase price or Fundamental Change purchase price of the notes; or

•	make any change that adversely affects the right to convert the notes.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend or supplement the Indenture or the notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the Indenture which they may deem necessary or desirable, provided such amendment does not materially and adversely affect the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the Indenture as described under “—Mergers and Sales of Assets;”

•	provide for exchange rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price;

•	evidence and provide for the acceptance of the appointment under the Indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Form, Exchange, Registration and Transfer

We have issued the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

The notes are exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the Indenture. The security registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any notes:

•	during a period of 15 days before any selection of notes for redemption;

•	if the notes have been called for redemption in whole or in part, except the unredeemed portion of any notes being redeemed in part; or

•	in respect of which a purchase notice has been given and not withdrawn, except the portion of the note not purchased of any note being purchased in part.

The registered holder of a note will be treated as the owner of it for all purposes.

Replacement of Notes

We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Concerning the Trustee

Wilmington Trust Company is the trustee, security registrar, paying agent and conversion agent.

The trustee is under no obligation to exercise any of its powers at the request of any of the holders of the notes unless those holders have offered to the trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or the exercise of any trust or power of the trustee. The trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

If the trustee is one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received from any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes certain material U.S. federal income considerations of exchanging Convertible Notes for exchange consideration and the ownership and disposition of our common stock. The following summary is a general discussion of material U.S. federal income tax considerations applicable under current law to a “U.S. Holder” (which, for purposes of this exchange offer, means a beneficial owner of Convertible Notes that is for U.S. federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or, a trust that was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person) and to a “non-U.S. Holder” (which, for purposes of this exchange offer, means a beneficial owner of Convertible Notes that is not a U.S. Holder or a partnership or other entity taxable as a partnership) of the exchange. If a partnership holds a Convertible Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding a Convertible Note, you are urged to consult your tax advisor.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion does not deal with special classes of beneficial owners of Convertible Notes, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding Convertible Notes as a hedge or that are hedged against interest rate risks, certain former citizens or residents of the United States, persons holding Convertible Notes as part of a straddle or in connection with a conversion transaction or U.S. Holders having a functional currency other than the U.S. dollar. In addition, the discussion does not describe tax considerations arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the Convertible Notes are held as “capital assets” within the meaning of Section 1221 of the Code. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

If you are considering exchanging your Convertible Notes for the exchange consideration pursuant to the exchange offer, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax considerations of the exchange and the ownership and disposition of our common stock, and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Exchange of Convertible Notes for the Exchange Consideration

Treatment as a Recapitalization. Consummation of the exchange offer is designed to qualify as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code. Accordingly, you will not recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of the cash payment and (2) the amount of gain realized (that is, the excess of the sum of the amount of the cash payment and the fair market value, on the date of the exchange, of our common stock received over your adjusted tax basis in the Convertible Notes surrendered in the exchange). Your initial tax basis in our common stock received pursuant to the exchange offer will be equal to the sum of your aggregate tax basis in the Convertible Notes (other than any basis allocable to cash received in lieu of a fractional share), increased by the amount of gain, if any, recognized (other than any gain recognized with respect to cash received in lieu of a fractional share), and decreased by the amount of the cash payment. A U.S. Holder’s adjusted tax basis in a Convertible Note generally will equal the cost of the Convertible Note to such U.S. Holder, increased by the amount of any market discount previously taken into income by the U.S. Holder and reduced by the amount of any amortized bond premium previously amortized by the U.S. Holder with respect to the Convertible Note. Your holding period for the common stock you receive in the exchange generally will include the period during which you held the Convertible Note prior to the exchange.

A U.S. Holder who receives cash in lieu of a fractional share of common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis allocable to such fractional share.

Under Treasury Regulation section 1.368-3(b), each holder who exchanges Convertible Notes for the exchange consideration pursuant to the exchange offer is required to file an information statement with his or her U.S. federal income tax return for his tax year including the date of the exchange. The information statement must set forth (i) the tax basis of the Convertible Notes surrendered and (ii) the fair market value, on the date of the exchange, of our common stock received in the exchange.

Market Discount. A U.S. Holder of a Convertible Note who acquired the Convertible Note on the secondary market at a discount from its principal amount will be subject to the “market discount” rules in the Code, unless the discount was less than 0.25% of the principal amount of the Convertible Note multiplied by the number of complete years to maturity after the date of acquisition. The U.S. Holder generally must treat the market discount as accruing ratably during the period from the date of acquisition to the maturity date of the Convertible Note unless the U.S. Holder elects to accrue the discount on the basis of a constant interest rate. The U.S. Holder of a Convertible Note with market discount generally must treat as ordinary income the amount of any gain realized on the disposition of the Convertible Note to the extent of the accrued market discount, unless the U.S. Holder has elected to include market discount in income as it accrues. Any accrued market discount on a Convertible Note that is exchanged for our common stock will attach to the common stock received in the exchange and ordinarily will be recognized as ordinary income upon the taxable sale or other disposition of such common stock.

Owning and Disposing of Our Common Stock

Dividend Distributions. Distributions on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If you are a U.S. non-corporate taxpayer and satisfy certain other conditions, distributions that are treated as dividends will constitute “qualified dividend income,” which currently is taxed at capital gains rates. The Code currently provides that such dividend income will be taxed at ordinary income rates after 2008. If you are a U.S. corporation, dividends paid to you may qualify for a dividends-received deduction, if certain conditions are met.

To the extent that you receive a distribution on our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces your basis in our common stock. Any such distribution in excess of your basis in our common stock will be treated as capital gain.

Sale, Exchange or Other Taxable Disposition of Our Common Stock. If you sell, exchange or otherwise dispose of your shares of our common stock received pursuant to the exchange offer in a taxable disposition, you will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and your adjusted tax basis in those shares. Any such gain or loss will generally be long-term capital gain or loss if you have held or are deemed to have held the shares of common stock for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Exchange of Convertible Notes for the Exchange Consideration

A non-U.S. Holder who exchanges Convertible Notes for the exchange consideration generally will be taxed in the same manner as U.S. Holders, as described above in “U.S. Holders—Exchange of Convertible Notes for the Exchange Consideration.” Any capital gain recognized as a result of receiving the cash payment or cash in lieu of a fractional share will be subject to taxation as described below in “Owning and Disposing of Our Common Stock—Sale, Exchange or Other Taxable Disposition of Our Common Stock,” except that (1) the third bullet point in that section will not apply in the case of any capital gain recognized as a result of the cash payment and (2) if you have held 5% or more of the Convertible Notes during the shorter of the five-year period preceding the date of the exchange or your holding period with respect to the Convertible Notes, you will be subject to U.S. federal income tax on the net gain recognized as a result of receiving the cash payment and, because we are a U.S. person, we will be required to withhold 10% of the cash payment.

Owning and Disposing of Our Common Stock

Dividend Distributions. Distributions on our common stock, if any, generally will be subject to a 30% U.S. federal withholding tax, subject to reduction or elimination if you are eligible for the benefits of an applicable income tax treaty. You will be required to file an IRS Form W-8BEN to claim tax treaty benefits. Because we probably are a “United States real property holding corporation,” we will be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% (or lower rate as specified in an applicable income tax treaty). However, except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid that are effectively connected with your conduct of a U.S. trade of business. You will not be entitled to a reduction in or an exemption from U.S. federal withholding tax if the payor or agent knows or has reason to know that you are not entitled to a reduction or exemption.

Sale, Exchange, or Other Taxable Disposition of Our Common Stock. You generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of our common stock unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale or other disposition and certain other requirements are met;

•	the income or gain is effectively connected with your conduct of a U.S. trade or business and, if you are entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	we are a United States real property holding corporation and either our common stock ceases to be regularly traded on an established securities market or you have held 5% or more of our common stock during the shorter of the five-year period preceding the date of the disposition or your holding period for the Convertible Notes and the common stock received in exchange for those Convertible Notes.

An individual non-U.S. Holder described in the first bullet above will be subject to a flat 30% (or at a reduced rate under an applicable income tax treaty) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even through the holder is not considered a resident of the United States. An individual non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale, unless an applicable income tax treaty provides otherwise. A non-U.S. Holder that is a foreign corporation and is described in the second bullet point above will be subject to tax on gain under regular graduated U.S. federal income taxes and, in addition, may be subject to a “branch profits tax” at a 30% rate or lower rate if so specified by an applicable income tax treaty. A non-U.S. Holder described in the third bullet point will generally be subject to U.S. federal income tax on the net gain derived from the sale, in the same manner as a U.S. holder, unless an applicable income tax treaty provides otherwise. In addition, any person who acquires common stock from a non-U.S. Holder described in the third bullet point above will be required to deduct and withhold a tax equal to 10% of the amount realized by the non-U.S. Holder.

Information Reporting and Backup Withholding

The Code generally requires the filing of information reports with the IRS with respect to any dividend payments by us to a U.S. Holder and proceeds of the sale or other disposition by a U.S. Holder of our common stock. In addition, such payments will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. The backup withholding rate is currently 28%.

If you are a non-U.S. Holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to our payment of dividends on our common stock, or the proceeds of the sale or other disposition of our common stock. Because we probably are a “United States real property holding corporation,” we will be required to make information filings with the IRS with respect to each non-U.S. Holder who owns or owned (at any time during the shorter of the five year period preceding the exchange or the non-U.S. Holder’s holding period) more than 5% of the Convertible Notes. In addition, we may be required to report annually to the IRS and to each non-U.S. Holder the amount of any interest or dividends paid to and the tax withheld (if any) with respect to such non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder’s U.S. federal income tax liability provided required information is furnished to the IRS.

EXCHANGE AGENT AND INFORMATION AGENT

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed as the exchange agent and information agent for the exchange offer. We have agreed to pay Global Bondholder Services reasonable and customary fees for its services and will reimburse Global Bondholder Services for its reasonable out-of-pocket expenses. All required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this Offer to Exchange. Any questions and requests for assistance, or requests for additional copies of this Offer to Exchange or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth on the back cover of this Offer to Exchange. We have also agreed to indemnify Global Bondholder Services for certain liabilities.

Financial Advisor

We have retained UBS Securities LLC as our exclusive financial advisor in connection with the exchange offer. We are paying UBS customary fees for its services and have agreed to indemnify UBS Securities LLC for certain liabilities. UBS Securities LLC’s compensation is in no way contingent on the results or the success of the exchange offer. UBS Securities LLC has not been retained to, and will not, solicit acceptances of the exchange offer or make any recommendation with respect thereto.

The financial advisor and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. In fact, the financial advisor is a lender under our senior credit facility and we anticipate that it will be the initial purchaser of any securities offered in connection with the Notes Offering. The financial advisor has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The financial advisor may from time to time hold Convertible Notes and shares of our common stock in their proprietary accounts, and, to the extent it owns Convertible Notes in these accounts at the time of its exchange offer, the financial advisor may tender such Convertible Notes. During the course of the exchange offer, the financial advisor may trade shares of our common stock for its own account or for the accounts of its customers. As a result, the financial advisor may hold a long or short position in our common stock.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Convertible Notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The exchange agent will mail solicitation materials on our behalf.

In connection with the exchange offer, our directors and officers and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our Board of Directors and our officers will not be specifically compensated for these services

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C., 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on the NYSE under the symbol “MEE.” You may inspect the reports, proxy statements and other information concerning us at the offices of the NYSE, 20 Broad Street, New York, New York 10005. We make available, free of charge through our Internet website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information and any amendments thereto as soon as practicable after filing or furnishing the material to the SEC. The information contained on our website or that can be accessed through our website does not constitute part of this Offer to Exchange. Materials may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

For further information, please refer to our Tender Offer Statement on Schedule TO filed with the SEC pursuant to Rule 13e-4 promulgated under the Exchange Act, on November 22, 2005, and any amendments thereto.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference in this Offer to Exchange our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 16, 2005, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed on May 10, 2005, August 9, 2005 and November 9, 2005, respectively, and our Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission on February 7, 2005, February 24, 2005, February 25, 2005, March 15, 2005, March 18, 2005, April 1, 2005, May 26, 2005, May 31, 2005, September 26, 2005 and November 17, 2005.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and prior to the expiration or termination of the Exchange Offer (other than Current Reports furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) shall be deemed to be incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing of such documents.

Any statement contained in this Offer to Exchange or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) after the date of this Offer to Exchange modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Massey Energy Company

P.O. Box 26765

Richmond, Virginia 23261

Attention: Investor Relations

Telephone: (866) 814-6512

MISCELLANEOUS

This Offer to Exchange and the related Letter of Transmittal will be mailed to holders of record of the Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

The exchange offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) holders of Convertible Notes in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the exchange offer in any jurisdiction.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the exchange offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, it will make a good faith effort to comply with the applicable law. If, after such good faith effort, it cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Available Information.”

No person has been authorized to give any information or make any representation on our behalf that is not contained in this Offer to Exchange or in the Letter of Transmittal and, if given or made, such information or representation should not be relied upon.

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway - Suite 704

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: (866) 924-2200

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By Facsimile

(For Eligible Institutions Only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway - Suite 704 New York, New York 10006	65 Broadway - Suite 704 New York, New York 10006	65 Broadway - Suite 704 New York, New York 10006

Any questions or requests for assistance may be directed to the exchange agent at the address and telephone numbers set forth above. Requests for additional copies of this Offer to Exchange and Letter of Transmittal may be directed to the exchange agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offer.